SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 11, 2006

General Environmental Management, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State of Other Jurisdiction of Incorporation)

33-55254-38	87-0485313
(Commission File Number)	(IRS Employer Identification No.)

3191 Temple Avenue, Suite 250 Pomona, California	91768
(Address of Principal Executive Offices)	(Zip Code)

(909) 444-9500
(Registrant's Telephone Number, Including Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the

Item 1.01 Entry into a Material Definitive Agreement

a. On August 10, 2006, we entered into a series of agreements (“Agreements”) with Laurus Master Fund, Ltd. ("Laurus") whereby we agreed to issue to Laurus (i) a secured three (3) year term note ("Note") in the face amount of $29.5 million; and (ii) seven (7) year warrants ("Warrants") to purchase 13,636,362 shares (the “Warrant Shares”) of our common stock at an exercise price of $.24 per share. The total Note proceeds is $25 million. We also agreed to pay, out of the Loan proceeds, an Investment Fee of $1,155,000 to Laurus Capital Management, LLC, the manager of Laurus, and the sum of approximately $51,000 to Laurus as reimbursement for Laurus' structuring and due diligence fees, legal fees, and expenses incurred in connection with the transaction. Approximately $70,000 in additional fees were paid to counsel and other parties in the transaction.

The principal amount of the Note will carry an interest rate of prime (as published in the Wall Street Journal) plus two percent (2%) (at all times, such rate shall be at least 8.00%), subject to adjustment, and will require that we must make monthly payments of at least $416,666.66 commencing April 1, 2007, toward the outstanding non-restricted principal amount. The Note will be secured by all of our assets and the assets of our subsidiaries, General Environmental Management, Inc. (Delaware) and its subsidiary, General Environmental Management of Rancho Cordova LLC, a California Limited Liability Company, K2M Mobile Treatment Service, Inc. a California corporation, and by a pledge of all of our stock in General Environmental Management, Inc. (Delaware), General Environmental Management of Rancho Cordova LLC, and K2M Mobile Treatment Services, Inc, (the “Current Susidiaries”.)

The Note proceeds, less the fees, are being held in an escrow account (the “Escrow) and are to be released upon certain conditions to be satisfied by certain dates, among which are:

1. We raise a minimum of $16 million through the sale of our equity securities on or before September 30, 2006, with best efforts to raise $19 million.

2. We provide Laurus with evidence that we have entered into a definitive agreement to acquire a target company (“Target”) by a certain date, and we complete the acquisition of the Target.

3. The Target, contemporaneously with the payment of the purchase price and acquisition of Target by us, issues to Laurus, a warrant (the “Target Warrant), with no expiration date, to purchase 35% (30% if we are successful in raising $19 million in equity) of the equity securities of the Target at a nominal price per Warrant.

4. Upon the closing, the Target will assume the obligations under the Note as borrower.

5. A number of agreements are executed, including providing security and collateral to Laurus for the repayment of the Note and the Revolving Note identified below and other obligations.

6. We obtain certain waivers, consents, and releases.

In the event that we do not complete the acquisition, or are unable to fulfill other conditions of the escrow agreement, the funds in escrow will be returned to Laurus. However, Laurus will not be obligated to return any fees or expenses to us. The Warrants will be deemed cancelled.

If we complete the acquisition, the proceeds from the Note will be released, and we and our subsidiaries (including Target) are expected to enter into a new series of additional agreements with Laurus. Among other things, we will issue an Amended and Restated Secured Convertible Term Note (the “Convertible Note”) to replace the Note. $12.5 million of the principal amount of the Convertible Note will be convertible into shares of our common stock at a price of $0.17 per share (73,529,411 shares) subject to certain adjustments. Under the terms of the proposed Convertible Note, the monthly principal payment amount of approximately $416,666.66, plus the monthly interest payment (together, the "Monthly Payment"), will be payable in cash. We and our current subsidiaries will be providing to Laurus, a guaranty of the payment by the Target of its obligation under the Convertible Note and the Revolving Note and will collateralize such guaranty with the assets originally pledged to collateralize the Note. The Target will join an existing guaranty of certain of our Current Subsidiaries’ obligations owing to Laurus and will collateralize those guaranteed obligations as well as the obligations pursuant to the Convertible Note and the Revolving Note with the assets of the Target. We, our subsidiaries, and the Target, will also amend and restate certain agreements relating to our existing credit facility with Laurus, provide additional security, and execute other agreements.

If we complete the acquisition, Laurus will provide a $5 million Revolving Note (the “Revolving Note”) to be secured by the accounts receivable of the Target. The interest rate on this credit facility is Prime plus 2%.

Under the terms of the Warrants and the Convertible Note, Laurus may exercise the Warrants or convert the Convertible Notes, provided that such exercise and/or conversion do not result in Laurus beneficially owning more that 4.99% of our outstanding shares of common stock. We have agreed that we will register all of the shares that are issuable upon exercise of the Warrants and conversion of the Convertible Note.

To obtain the required $16 million in equity, we intend to sell shares of our common stock or preferred stock at the equivalent of $.05 per share of common stock, to accredited investors in private placement transactions.

Of the $16 million in equity we are required to raise, we have raised a total of approximately $4,053,800. These funds were raised during the period May 22, 2006 through August 10, 2006 through the sale of convertible notes (the May Convertible Notes”). Each one dollar of principal of the May Convertible Notes is convertible into 10 shares of the Company’s Common Stock. The May Convertible Notes are convertible at any time at the option of the Company. During that period we sold a total of $4,053,800 in May Convertible Notes to 112 accredited investors.(see below Item 3.02 below). The Company intends to convert the May Convertible Notes within the next 30 days.

We currently have 200 million shares of Common Stock and 50 million shares of “Blank Check” Preferred Stock authorized. Since we have 28,250,635 shares of common stock outstanding, the authorized number of shares of Common Stock would be insufficient to issue, or reserve for issuance, those number of shares of common stock which would otherwise be issued to raise the requisite $16 million at the proposed per share price of $.05 and the shares that would be issuable upon the conversion of the Convertible Note. Accordingly, in order to facilitate the raising of this capital, the Board of Directors has determined to designate a Series “B” Preferred Stock (the “Series “B”), subject to obtaining any requisite consents from the holders of Series A Preferred Stock. We anticipate each share of Series “B” will: (i) be automatically converted into 20 shares of Common Stock upon the approval and filing of the Amendment; (ii) be entitled to cast 20 votes per share to vote at any meeting of the stockholders of the Common Stock, (iii) be entitled to receive any dividends on the same basis as common stockholders based on the ratio into which they would be convertible; and (iii) be entitled to a liquidation preference, only over the holders of the shares of Common Stock.

Shortly after the acquisition of Target, the Company will then seek to increase in the number of authorized Common Stock to one billion by calling a meeting of the stockholders (the “Meeting”) to approve an amendment (the “Amendment”) to the Articles of Incorporation providing for such increase.

In order to conduct the Meeting, we are required to provide our stockholders with a Proxy Statement that has been filed with the United States Securities & Exchange Commission (“SEC”.) We expect that it will take a minimum of 60 days until the Meeting may be held.

In anticipation of the sale of the equivalent of approximately 320 million shares of Common Stock, and the possible issuance of more than 86 million shares of Common Stock to Laurus upon the exercise of its warrants and the conversion of the Convertible Note, the Company plans to reduce the total amount of Common Stock outstanding to below 30 million. Accordingly, the Company anticipates that the Board of Directors will authorize a one for twenty “reverse split” of the issued and outstanding common stock, which would be effective immediately after the filing of the Amendment.

Item 2.01 Completion of Acquisition or Disposition of Assets

See 1.01 above

Item 3.02 Unregistered Sales of Equity Securities

a. See Item 1.01 above

b. In May, 2006, the Board of Directors authorized the private placement sale to accredited investors of up to $10 million in convertible notes (the (May Convertible Notes”). Each one dollar of principal of the May Convertible Notes was convertible into 10 shares of the Company’s Common Stock . The May Convertible Notes are convertible at the Company’s option at any time. The Company has entered into a Placement Agent Agreement with Ascendiant Securities LLC (“Ascendiant”) pursuant to which Ascendiant agreed to use its best efforts to sell the May Convertible Notes. Ascendiant will receive a commission of 6% of all monies received by us and a number of warrants that is equal to 6% of the number of shares into which the May Convertible Notes are convertible. The Company reserved the right to sell the May Convertible Notes through its officers. As of August11, 2006, the Company has sold $4,053,800 in May Convertible Notes. The Company intends to convert the May Convertible Notes within the next 30 days..

On August 9, 2006 the Board of Directors authorized a modification in the terms of the May Convertible Notes so that each one dollar of principal of the May Convertible Note is convertible into 20 shares of Common Stock. The additional shares of Common Stock to be issued upon conversion of the May Convertible Notes will be upon the condition that each purchaser waive any claims they may have against the Company relating to its proposed or actual sale of Series B Preferred Stock, which would be convertible into shares of common stock at the equivalent of $.05 per share of Common Stock. On August 9, 2006 the Company ceased any further sale of the May Convertible Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Environmental Management, Inc.

Date: August 14, 2006	By:	/s/ Timothy Koziol
Timothy Koziol, Chief Executive Officer